Exhibit 99.1

Significantly Improved Safety Profile and Metabolism of Remdesivir Observed

Due to Encapsulation in NanoViricides Drug Candidate Enabling Potential

Highly Effective Pan-Coronavirus Antiviral Drug

Shelton, Connecticut -- September 21, 2021 -- NanoViricides, Inc. (NYSE American: NNVC) (the "Company"), a leader in the development of highly effective antiviral therapies based on a novel nanomedicines technology, reported today on the significant advantages gained by remdesivir encapsulation within its lead COVID-19 candidate NV-CoV-2 thereby producing a potential pan-coronavirus cure, NV-CoV-2-R to finally overcome the current global pandemic.

Pharmacokinetics of Remdesivir

Almost double the remdesivir remained intact in plasma when given as the encapsulated NV-CoV-2-R form, in comparison to the standard remdesivir formulation in SBECD, during the first day of dosing, in a rat study. Additionally, remdesivir accumulation was observed on repeated dosing of NV-CoV-2-R. After the fifth dose of NV-CoV-2-R (on day 7), and following the standard remdesivir dosing pattern (twice on day 1 followed by daily thereafter), the circulating level of remdesivir in plasma was 75% greater in the NV-Cov-2-R group as compared to the remdesivir group. The data were normalized to reflect the same amount of remdesivir given to the animals per kg body weight for uniform comparison. The studies were performed using the well established isotopic internal standard method of remdesivir estimation with LCMS detection.

This increased intact circulating level without any increase in toxicity is significant. It can be expected to result in improved antiviral effectiveness of the remdesivir component in human usage. This is important because remdesivir is a highly effective drug in cell culture and pre-clinical studies but does not show superior effectiveness matching the preclinical studies in humans because of its rapid metabolism. There is very little margin to increase remdesivir dosing in its standard form because of dose limiting toxicity.

These data demonstrate that the pan-coronavirus nanopviricide drug candidate NV-CoV-2-R minimizes the loss of remdesivir to bodily metabolism. The Company anticipates that this stabilizing effect should lead to a highly effective pan-coronavirus drug that could potentially cure most cases of COVID-19 infection.

Both remdesivir and NV-CoV-2 have demonstrated broad-spectrum activity against coronaviruses. Thus NV-CoV-2-R is expected to continue to be active in spite of evolution of novel variants of SARS-CoV-2. In contrast, antibody drugs and vaccines which induce antibodies lose effectiveness against variants. The more the variant drifts from the original strain, the less protection is offered by vaccines, and effectiveness of antibodies also diminishes significantly. This is now known to be occurring for current vaccines and antibodies during the global COVID-19 pandemic.

NV-CoV-2-R combines (1) the power of the nanoviricides® platform attacking the virus particle outside cells with (2) the power of remdesivir in attacking the virus reproduction inside cells. Additionally, we believe that (3) NV-CoV-2-R would be improving the effect of remdesivir by (i) enabling a higher effective concentration of remdesivir in the body and (ii) sustaining this higher concentration for a substantially longer period of time, both compared to the standard formulation of remdesivir.

NV-CoV-2-R combines two different mechanisms of attack against the virus and therefore is expected to be substantially more difficult for the virus to evade than either NV-CoV-2 or remdesivir alone. This is important because scientists believe it is only a matter of time before variants of SARS-CoV-2 that evade current vaccines and antibody drugs become commonplace.

Both NV-CoV-2 and remdesivir are expected to retain their effectiveness against variants of SARS-CoV-2. NV-CoV-2 has shown effectiveness against multiple unrelated coronavirus types. Remdesivir has been demonstrated to possess antiviral activity in cell culture against a large number of RNA viruses.

The clinical effectiveness of remdesivir is limited by bodily metabolism which turns a substantial portion of the injected drug into an inactive form. The protection from metabolism that is provided by e

Remdesivir, while effective in cell cultures, has not demonstrated a level of clinical effectiveness that such strong antiviral effect could muster. This has been related to the fact that remdesivir is rapidly metabolized in the bloodstream and its effective concentration at the site of action may therefore not reach the levels necessary. The standard Veklury® formulation of remdesivir in betadex sulfobutyl ether sodium (SBECD) helps with suspending remdesivir in solution, but does not appear to significantly improve upon the metabolic effects.

NanoViricides, Inc. has developed NV-CoV-2-R, a drug candidate that encapsulates remdesivir in the Company’s pan-coronavirus drug candidate NV-CoV-2 to solve this problem.

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